UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

_____________________

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Stellus Capital Investment Corporation

(Name of Registrant as Specified in Its Charter)

_______________________________________

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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July, 2013

Meeting Adjourned to July 29th, 2013

YOUR VOTE IS NEEDED!

Dear Valued Stellus Capital Investment Corporation Stockholder:

The Annual Meeting of Stockholders originally scheduled for May 23, 2013, was held on June 27th. At the meeting, the stockholders of the Company approved each of the director nominees for reelection. However, we are still seeking your approval on an important proposal related the selling of shares common stock at or below current net asset value. The details of the proposal can be found in the proxy statement that was included in our original mailing. Your Board of Directors has unanimously approved this proposal as it is important to the continued success of the Fund.

Our Fund’s records indicate that we have not received your important vote. We urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to hold the meeting as scheduled. Please find voting instructions enclosed in this package.

Voting is very important for your investment and the operation of the Fund. Please vote now to be sure your vote is received in time for the July 29, 2013 Adjourned Annual Meeting of Stockholders.

The Fund has made it very easy for you to vote. Choose one of the following methods:

•	Speak with a Proxy Specialist by calling 1-877-815-6525, Monday through Friday 9:30 AM to 9:00 PM, EST

•	Login to the website listed on your proxy card(s), enter the control number on your proxy card(s), and follow the screen prompts, or

•	Call the toll-free voting number listed on your proxy card(s) with your control number located on your proxy card(s) and follow the prompts.

Voting takes only a few minutes. Please vote today. If you have recently voted please disregard this letter.

Should you have any questions regarding this change, please contact your Investment Professional or contact us at 1-877-815-6525. Thank you for your investment in the Stellus Capital Investment Corporation.

Sincerely,

/s/ W. Todd Huskinson

W. Todd Huskinson

Chief Financial Officer, Chief

Compliance Officer, Secretary

and Treasurer

Stellus Capital Investment Corporation